Exhibit 12.1

                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                         Six Months Ended
                                       Jul. 1,        Jul. 2,
                                        1995           1994
                                       ----------------------
Income before taxes                    $  2,815      $  1,980

Add fixed charges net of
   capitalized interest                      22            25

Income before taxes and fixed
  charges (net of capitalized
  interest)                            $  2,837      $  2,005

Fixed charges:

Interest*                              $     17      $     20

Capitalized interest                         23            12

Estimated interest component
  of rental expense                           5             5

Total                                  $     45      $     37

Ratio of earnings before taxes and
  fixed charges, to fixed charges          63.0          54.2

* Interest expense includes the amortization of underwriting fees for the relevant periods outstanding.